OVALE GROUP, INC.

CODE OF ETHICS FOR EMPLOYEES, OFFICERS AND DIRECTORS

December 18, 2007

All employees and directors of the Company, the CEO and all financial officers, including the principal financial officer and the principal accounting officer, are bound by the provisions set out below. Collectively the Officers of the Company to whom this Code of Ethics applies are called "the Officers".

1.	The Officers are responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by the Company with the SEC or disclosed to shareholders and/or the public.

2.	Therefore, the Officers shall immediately bring to the attention of the Audit Committee, or in lieu thereof, the Board of Directors, any material information of which the employee becomes aware that affects the disclosures made by the Company in its public filings and assist the Audit Committee or in lieu thereof in fulfilling its responsibilities for full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed with the SEC.

3.	Each of the Officers shall immediately bring to the attention of the

Audit Committee or in lieu thereof the Board of Directors any information he may have concerning:

(a)	defects, deficiencies, or discrepancies related to the design or operation of internal controls which may affect our ability to accurately record, process, summarize, report and disclose its financial data or

(b)	any fraud, whether or not material, that involves management or other employees who have influential roles in our financial reporting,

disclosures or internal controls.

4.	The Officers shall promptly notify our General Counsel, or the CEO as well as the Audit Committee of any information he or she may have concerning any violation of our Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

5.	The Officers shall immediately bring to the attention of the General

Counsel or the CEO and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws,

rules or regulation applicable to the Company and the operation of its business,

by the Company or any agent of the Company.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, the appropriate actions to be taken in the event of a reported violation of the Code of Ethics. The actions taken shall be designed to deter wrongdoing and to promote accountability for adherence to the Code of

Ethics. Such action may include a written notice to the individual involved that the Board has determined that there has been a violation, censure by the

Board, demotion or re-assignment of the individual involved, suspension without pay or benefits (as determined by the Board) and termination of employment.

In determining what action should be taken, the Board, or its designee,

shall take into account all relevant information, including

-	the nature and severity of the violation,

-	whether the violations was a single occurrence or repeated occurrences,

-	whether the violation appears to have been intentional or inadvertent,

-	whether the individual in question had been advised prior to the violation as to the proper course of action and

-	whether or not the individual in question has committed other violations in the past.

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